Filed pursuant to Rule 424(b)(3)

Registration No. 333-265561

6,850,538 Shares of Common Stock

Jupiter Wellness, Inc.

This Registration Statement Supplement No. 1 dated November 28, 2022 amends and supplements the Registration Statement on Form S-3 (Reg No. 333-265561) dated June 13, 2022 , declared effective on June 22, 2022(the “Registration Statement”) of Jupiter Wellness, Inc. relating to the offer and sale from time to time by certain selling securityholders of up to 6,850,538 shares of common stock of Jupiter Wellness, Inc. (the “Common Stock”).

This Registration Statement Supplement should be read in conjunction with, and may not be delivered or utilized without, the Registration Statement. This Registration Statement Supplement is qualified by reference to the Registration Statement, except to the extent that the information in this Registration Statement Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 3 of the Registration Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Registration Statement. Any representation to the contrary is a criminal offense.

The purpose of this Registration Statement Supplement is to reduce the exercise price of an aggregate of 1,460,000 warrants issued to the Selling Securityholders from $2.79 per share to $1.00 per share. Accordingly, this Supplement No. 1 amends the description of the warrants on pages 1 and 34 in the Registration Statement to reflect the reduction in the exercise price. All other information in the Prospectus shall remain unchanged.